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                                                                      EXHIBIT L

                               INVESTMENT LETTER

                          SELIGMAN CAPITAL FUND, INC.

         Seligman Capital Fund, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class C share (the "Share") of Capital Stock (par value $1.00) of the Fund at a price equivalent to the net asset value of one Class D share of the Fund as of the close of business on May 27, 1999. The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Fund that the Share is being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the 28th day of May, 1999 ("Purchase Date").


                                       SELIGMAN CAPITAL FUND, INC.

                                       By:
                                          ------------------------------
                                       Name:       Lawrence P. Vogel
                                       Title:      Vice President

                                       J. & W. SELIGMAN & CO. INCORPORATED

                                       By:
                                          ------------------------------
                                       Name:       Brian T. Zino
                                       Title:      President